Free Writing Prospectus (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 433 Registration No. 333-169119 September 27, 2010

$ Quarterly AutoCallable Notes due October 6, 2011 Linked to the iShares® Dow Jones U.S. Real Estate Index Fund Global Medium-Term Notes, Series A, No. E-6005

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	September 27, 2010

Issue Date:	September 30, 2010

Final Valuation Date:	October 3, 2011*

Maturity Date:	October 6, 2011**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF”) (Bloomberg ticker symbol “IYR UP <Equity>”)

Automatic Call:	On any call valuation date, if the closing price of the ETF is greater than or equal to the initial price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable call price payable on the applicable early redemption date.

Call Valuation Dates*:	December 27, 2010 (the first call valuation date), March 28, 2011 (the second call valuation date), June 27, 2011 (the third call valuation date) and October 3, 2011 (the final call valuation date)

Early Redemption Date*:	The third Business Day after the applicable call valuation date

Call Price:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•     4% × $1,000 if the Notes are automatically called in respect of the first call valuation date

•     8% × $1,000 if the Notes are automatically called in respect of the second call valuation date

•     12% × $1,000 if the Notes are automatically called in respect of the third call valuation date

•     16% × $1,000 if the Notes are automatically called in respect of the final call valuation date

Protection Level:	$[ ], 75% of the initial price, rounded to the nearest cent as appropriate

Knock-In Event:	A knock-in event occurs if the closing price of the ETF on any day during the observation period is below the protection level.

Payment at Maturity:

If the Notes are not automatically called and no knock-in event occurs, you will receive at maturity a cash payment equal to the principal amount of the Notes.

If the Notes are not automatically called and a knock-in event occurs, you will receive at maturity a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

You may lose some or all of your investment at maturity. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Observation Period:	The period from but excluding the initial valuation date to and including the final valuation date

Reference Asset Return:	The performance of the Reference Asset from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$[—], the closing price of the ETF on the initial valuation date.

Final Price:	The closing price of the ETF on the final valuation date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PVD5 and US06740PVD58

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-8 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the initial valuation date as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

Each Table of Hypothetical Values based on the assumptions outlined below, demonstrates the hypothetical return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the ETF, based on certain percentage changes between the initial price and the final price of the ETF and depending on whether the Notes are automatically called (prior to the deduction of any applicable brokerage fees or charges).

Some amounts in the Tables of Hypothetical Values are rounded for ease of analysis. Actual returns may be different from the hypothetical returns. The following is a general description of how the hypothetical values in the table were determined.

If the closing price of the ETF is at or above the initial price on any call valuation date, the Notes will be automatically called for redemption at a cash payment per $1,000 principal amount Note equal to the applicable call price on the applicable early redemption date. The applicable call price is determined as follows:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•	4% × $1,000 if the Notes are automatically called in respect of the first call valuation date

•	8% × $1,000 if the Notes are automatically called in respect of the second call valuation date

•	12% × $1,000 if the Notes are automatically called in respect of the third call valuation date

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•	16% × $1,000 if the Notes are automatically called in respect of the final call valuation date

If the Notes are not automatically called, the final price is determined on the final valuation date and you will receive a payment at maturity calculated as follows:

•	If the Notes are not automatically called and no knock-in event occurs, you will receive at maturity a cash payment equal to the principal amount of the Notes.

•

If the Notes are not automatically called and a knock-in event occurs, you will receive at maturity a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Reference Asset: iShares® Dow Jones U.S. Real Estate Index Fund

Initial price: $52.12

Protection Level: 75% of the initial price, rounded to the nearest cent as appropriate

Call Valuation Dates: December 27, 2010 (the first call valuation date), March 28, 2011 (the second call valuation date), June 27, 2011 (the third call valuation date) and October 3, 2011 (the final call valuation date)

Maturity Date: October 6, 2011

The call premium percentage for the first call valuation date: 4.00%

The call premium percentage for the second call valuation date: 8.00%

The call premium percentage for the third call valuation date: 12.00%

The call premium percentage for the final call valuation date: 16.00%

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Table of Hypothetical Values

If Notes are Called in Respect of the First Call

Valuation Date

Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,040	$2,000
+ 90%	$1,040	$1,900
+ 80%	$1,040	$1,800
+ 70%	$1,040	$1,700
+ 60%	$1,040	$1,600
+ 50%	$1,040	$1,500
+ 40%	$1,040	$1,400
+ 30%	$1,040	$1,300
+ 20%	$1,040	$1,200
+ 10%	$1,040	$1,100
+ 5%	$1,040	$1,050

0%	$1,040	$1,000

- 5%	$1,040	$950
- 10%	$1,040	$900
- 20%	$1,040	$800
- 30%	$1,040	$700
- 40%	$1,040	$600
- 50%	$1,040	$500
- 60%	$1,040	$400
- 70%	$1,040	$300
- 80%	$1,040	$200
- 90%	$1,040	$100
- 100%	$1,040	$0

Since the closing price of the ETF on the first call valuation date is equal to or greater than the initial price, the Notes are automatically called and you will receive on the first early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $40.00, regardless of the performance of the ETF on the final valuation date. Your return on the Notes in this scenario would be 4.00% (assuming the reinvestment rate for the call price received is 0.00%).

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Table of Hypothetical Values

If Notes are Called in Respect of the Second Call

Valuation Date

Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,080	$2,000
+ 90%	$1,080	$1,900
+ 80%	$1,080	$1,800
+ 70%	$1,080	$1,700
+ 60%	$1,080	$1,600
+ 50%	$1,080	$1,500
+ 40%	$1,080	$1,400
+ 30%	$1,080	$1,300
+ 20%	$1,080	$1,200
+ 10%	$1,080	$1,100
+ 5%	$1,080	$1,050

0%	$1,080	$1,000

- 5%	$1,080	$950
- 10%	$1,080	$900
- 20%	$1,080	$800
- 30%	$1,080	$700
- 40%	$1,080	$600
- 50%	$1,080	$500
- 60%	$1,080	$400
- 70%	$1,080	$300
- 80%	$1,080	$200
- 90%	$1,080	$100
- 100%	$1,080	$0

Since the closing price of the ETF on the second call valuation date is equal to or greater than the initial price, the Notes are automatically called and you will receive on the second early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $80, regardless of the performance of the ETF on the final valuation date. Your total return on the Notes in this scenario would be 8.00% (assuming the reinvestment rate for the call price received is 0.00%).

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Table of Hypothetical Values

If Notes are Called in Respect of the Third Call

Valuation Date

Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,120	$2,000
+ 90%	$1,120	$1,900
+ 80%	$1,120	$1,800
+ 70%	$1,120	$1,700
+ 60%	$1,120	$1,600
+ 50%	$1,120	$1,500
+ 40%	$1,120	$1,400
+ 30%	$1,120	$1,300
+ 20%	$1,120	$1,200
+ 10%	$1,120	$1,100
+ 5%	$1,120	$1,050

0%	$1,120	$1,000

- 5%	$1,120	$950
- 10%	$1,120	$900
- 20%	$1,120	$800
- 30%	$1,120	$700
- 40%	$1,120	$600
- 50%	$1,120	$500
- 60%	$1,120	$400
- 70%	$1,120	$300
- 80%	$1,120	$200
- 90%	$1,120	$100
- 100%	$1,120	$0

Since the closing price of the ETF on the third call valuation date is equal to or greater than the initial price, the Notes are automatically called and you will receive on the third early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $120, regardless of the performance of the ETF on the final valuation date. Your total return on the Notes in this scenario would be 12.00% (assuming the reinvestment rate for the call price received is 0.00%).

Table of Hypothetical Values

If Notes are NOT Called in Respect of the First Call

Valuation Date, the Second Call Valuation Date and the

Third Call Valuation Date

	-
Reference Asset Return	Investment in the Notes		Direct Investment in the Reference Asset
+ 100%	$1,160		$2,000
+ 90%	$1,160		$1,900
+ 80%	$1,160		$1,800
+ 70%	$1,160		$1,700
+ 60%	$1,160		$1,600
+ 50%	$1,160		$1,500
+ 40%	$1,160		$1,400
+ 30%	$1,160		$1,300
+ 20%	$1,160		$1,200
+ 10%	$1,160		$1,100
+ 5%	$1,160		$1,050

0%	$1,160		$1,000

	A knock-in event occurs?
	No	Yes
- 5%	$1,000	$950	$950
- 10%	$1,000	$900	$900
- 20%	$1,000	$800	$800
- 30%	N/A	$700	$700
- 40%	N/A	$600	$600
- 50%	N/A	$500	$500
- 60%	N/A	$400	$400
- 70%	N/A	$300	$300
- 80%	N/A	$200	$200
- 90%	N/A	$100	$100
- 100%	N/A	$0	$0

FWP–6

If Notes are not called in respect of the first call valuation date, the second call valuation date and the third call valuation date and the final price is at or above the initial price on the final call valuation date, the Notes are automatically called and you will receive on the applicable early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $160.00. Your total return on the Notes in this scenario would be 16.00%.

If Notes are not automatically called and no knock-in event occurs, you will receive on the maturity date a cash payment per $1,000 principal amount Note equal to $1,000. Your return on the Notes would be equal to 0%.

If Notes are not automatically called and a knock-in event occurs, you will receive on the maturity date a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the Reference Asset Return. Your return on the Notes would be equal to the Reference Asset Return.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The call valuation dates, early redemption dates, final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—If the closing price of the ETF is greater than or equal to the initial price on a call valuation date, your investment will yield, per $1,000 principal amount Note, a payment of $1,000 plus a call premium equal to: (i) 4%* multiplied by $1,000 if your Notes are automatically called in respect of the first call valuation date, (ii) 8%* multiplied by $1,000 if your Notes are automatically called in respect of the second call valuation date (iii) 12%* multiplied by $1,000 if your Notes are automatically called in respect of the third call valuation date and (iii) 16%* multiplied by $1,000 if your Notes are automatically called in respect of the final call valuation date. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

*The actual call premium will be determined on the initial valuation date and will not be less than $40.00, $80.00, $120.00 and $160.00 per $1,000 principal amount Note for the first, second, third and final call valuation date, respectively.

•

Limited Protection Against Loss—If the Notes are called or no knock-in event occurs, you will be entitled to receive at least the principal amount of your Notes at maturity or on the early redemption date as applicable. But if the Notes are not called and a knock-in event occurs, for every 1% that the ETF has declined from the initial price you will lose an amount equal to 1% of the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. Holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be short-term capital gain or loss if you have a holding period in respect of your Notes of no more than one year, and otherwise should generally be long-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

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Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF, which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. Because the Notes have a return profile that differs substantially from the return profile of the ETF, we believe it is more likely than not that Section 1260 should not apply at all to your Notes. If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale, redemption or maturity of the Notes. Because the application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest” ; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—If the Notes are not called and a knock-in event occurs, you will lose 1% of your principal amount for every 1% decline in the final price compared to the initial price. If the Notes are not called and a knock-in event occurs, you may lose some or all of your investment at maturity.

•

Potential Early Exit—While the original term of the Notes is approximately one year, the Notes will be automatically called if the closing price of the ETF is at or above the initial price in respect of any call valuation date. If the Notes are automatically called, you will be entitled only to the principal amount of your Notes plus the applicable call premium set forth on the cover of this free writing prospectus. You will not be entitled to any appreciation in the ETF on the final valuation date, which may be significant.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

FWP–8

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the Dow Jones U.S. Real Estate Index (the “Underlying Index”), and the ETF may hold securities not included in the Underlying Index. The value of the ETF is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the Underlying Index, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, legal restrictions (such as diversification requirements) that apply to the ETF but not to the Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the ETF and not to the Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the Underlying Index.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Real Estate Investment Risks—The iShares® Dow Jones U.S. Real Estate Index Fund invests in companies that invest in real estate (“Real Estate Companies”), such as REITs or real estate holding companies. Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding. Real Estate Companies may lack diversification due to ownership of a limited number of properties and concentration in a particular geographic region or property type. Rising interest rates could result in higher costs of capital for Real Estate Companies, which could negatively impact a Real Estate Company’s ability to meet its payment obligations. Real Estate Companies may use leverage (and some may be highly leveraged), which increases investment risk and the risks normally associated with debt financing and could adversely affect a Real Estate Company’s operations and market value in periods of rising interest rates. Investing in Real Estate Companies may involve risks similar to those associated with investing in small capitalization companies. There may be less trading in Real Estate Company shares. Real estate is relatively illiquid and, therefore, a Real Estate Company may have a limited ability to vary or liquidate properties in response to changes in economic or other conditions. Real Estate Companies may be subject to risks relating to functional obsolescence or reduced desirability of properties; extended vacancies due to economic conditions and tenant bankruptcies; catastrophic events such as earthquakes, hurricanes and terrorist acts; and casualty or condemnation losses. Real estate income and values also may be greatly affected by demographic trends, such as population shifts or changing tastes and values, or increasing vacancies or declining rents resulting from legal, cultural, technological, global or local economic developments. The prices of real estate company securities may drop because of the failure of borrowers to repay their loans, poor management, and the inability to obtain financing either on favorable terms or at all. Real estate income and values may be adversely affected by such factors as applicable domestic and foreign laws (including tax laws). Government actions, such as tax increases, zoning law changes or environmental regulations, also may have a major impact on real estate.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the ETF are denominated;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION RELATING TO THE ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Act of 1933, as amended, which is commonly referred to as the “Securities Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Securities Act or the ’40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of the ETF

We have derived all information contained in this free writing prospectus regarding the iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the iShares® Dow Jones U.S. Real Estate Index Fund dated September 1, 2010 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors (“BFA”). The ETF is an exchange-traded fund. Shares of the ETF are listed and trade at market prices on the NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index (the “Underlying Index”).

The Underlying Index measures the performance of the real estate sector of the U.S. equity market. The Underlying Index includes companies in the following industry groups: Real estate holding and development and real estate investment trusts. As of May 31, 2010, the Underlying Index was concentrated in the real estate investment trusts industry group, which comprised 94% of the market capitalization of the Underlying Index. The ETF generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index. The ETF may invest the remainder of its assets in securities not included in the Underlying Index but which BFA believes will help the ETF track the Underlying Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-09729, respectively.

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Historical Information

The following graph sets forth the historical performance of the ETF based on the daily closing prices from April 14, 2003 through September 23, 2010. The ETF closing price on September 23, 2010 was $52.12.

We obtained the historical trading price information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the ETF closing price on the final valuation date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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